Exhibit 10.24

FOREST CITY EMPLOYER, LLC
SENIOR MANAGEMENT LONG-TERM INCENTIVE PLAN
(Effective as of December 31, 2015)

1.    Purpose. Forest City Enterprises, Inc. established the Forest City Enterprises, Inc. Senior Management Long-Term Incentive Plan to align employee and shareholder interests by providing cash incentives to eligible senior or other select management employees of Forest City Enterprises, Inc. for meeting and exceeding corporate and business unit objectives defined each performance period. Pursuant to the Assignment and Assumption Agreement by and between Forest City Enterprises, Inc. and Forest City Employer, LLC (the “Company”) dated as of December 31, 2015 (the “Assignment Agreement”), Forest City Enterprises, Inc. assigned to the Company sponsorship of the Plan and the Company assumed sponsorship of the Plan, amended and restated as set forth herein, effective as of the Effective Time (as defined below). Under the Assignment Agreement, Forest City Enterprises, Inc. (for itself and on behalf of its successors) has agreed to pay, perform, and discharge any and all obligations under the Plan that accrued prior to the Effective Time and the Company has agreed to pay, perform, and discharge any and all obligations under the Plan that accrue on or after the Effective Time.
2.    Definitions. The following capitalized words as used in this Plan shall have the following meanings:
a.    “Affiliate” means any corporation or other entity (including, but not limited to, partnerships, limited liability companies and joint ventures) controlled by, controlling, or under common control with, the Company.
b.    “Award Opportunity” means a cash award opportunity established under the Plan for a Participant by the Committee pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Committee may establish.
c.    “Board” means the Board of Directors of Forest City REIT.
d.    “CEO” means the Chief Executive Officer of Forest City REIT.
e.    “Code” means the Internal Revenue Code of 1986, as amended.
f.    “Committee” means the Compensation Committee of the Board.
g.    “Disability” means a total and permanent disability that causes a Participant to be eligible to receive long term disability benefits from the Company’s Long Term Disability Plan, or any similar plan or program sponsored by an Affiliate or branch of the Company.
h.    “Effective Time” means 11:59 p.m. on December 31, 2015.
i.    “Employee” means any person employed by the Company or Affiliate in a senior or other select management capacity, whether such Employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

j.    Forest City Group means Forest City REIT and its Subsidiaries (including the Company).
k.    Forest City REIT means Forest City Realty Trust, Inc. or its successors.
l.    “Participant” means, as to any Performance Period, any Employee who is selected by the Committee to be eligible to participate in the Plan for that Performance Period, as provided herein.
m.    “Payout Formula” means the formula established by the Committee for determining Award Opportunities for a Performance Period based on the level of achievement of the Performance Objectives for the Performance Period.
n.    “Performance Objectives” means the measurable or subjective performance objective or objectives established pursuant to this Plan for Participants who have received Award Opportunities. Performance Objectives may be described in terms of Forest City REIT-wide objectives or objectives that are related to the performance of an Affiliate, division, business unit, department, region or function within the Forest City Group in which the Participant is employed and may be based on the following criteria: assets (e.g., net asset value); capital (e.g., working capital); cash flow (e.g., earnings before depreciation, amortization and deferred taxes (“EBDT”), operating cash flow, total cash flow, cash flow in excess of cost of capital, residual cash flow, cash flow return on investment or funds from operations (“FFO”); liquidity measures (e.g., available cash and credit, total debt ratio, debt-to-EBDT ratio or net operating income-to-debt ratio); margins (e.g., profits divided by revenues, operating margins, gross margins or material margins divided by revenues); productivity (e.g., productivity improvement); profits (e.g., net income, operating income, earnings before taxes (“EBT”), earnings before interest and taxes (“EBIT”), EBDT, FFO, residual or economic earnings, earnings or EBDT per share — these profitability criteria could be measured subject to GAAP definitions); sales or expenses (e.g., revenue growth, reduction in expenses, sales and administrative costs divided by sales or sales and administrative costs divided by profits); and stock price (e.g., stock price appreciation or total shareholder return). In addition to the returns and ratios mentioned above, the performance objectives may be based on any other ratios or returns using the criteria mentioned above, including: economic value added; net asset ratio; debt-to-capital ratio; working capital divided by sales; and profits or cash flow returns on assets, designated assets, invested capital, net capital employed or equity (including return on net assets, return on capital or invested capital, or total return, meaning change in net asset value plus or minus net cash flow). The Performance Objectives may be made relative to the performance of other corporations or other entities.
o.    “Performance Period” means a period of four consecutive fiscal years of the Company, or such other period as determined by the Committee in its discretion, within which the Performance Objectives relating to an Award Opportunity are to be achieved. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

p.    “Plan” means this Forest City Employer, LLC Senior Management Long-Term Incentive Plan, as amended from time to time, and, for periods prior to the Effective Time, the Forest City Enterprises, Inc. Senior Management Long-Term Incentive Plan.
q.    “Retirement” means termination of employment with the Forest City Group at age 65 or older and after five or more years of continuous employment with the Forest City Group (including employment with Forest City Enterprises, Inc. and its subsidiaries prior to the Effective Time) Approved absence or leave from the Company or an Affiliate shall not be considered an interruption of employment for purposes of the Plan.
r.    “Subsidiary” means any corporation, joint venture, partnership, unincorporated association or other entity in which Forest City REIT has a direct or indirect ownership or other equity interest and directly or indirectly owns or controls 50 percent or more of the total combined voting or other decision-making power.
s.    “SVP-HR” means the Senior Vice President, Human Resources of Forest City REIT.
3.    Administration. The Committee shall be responsible for administration of the Plan. The Committee, by majority action, is authorized to interpret the Plan, to prescribe, amend, and rescind regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company and its Affiliates, and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes and upon all Participants. No member of the Committee shall be liable for any such action or determination made in good faith. The Committee may delegate to the CEO, the SVP-HR or other senior officers or senior managers of the Company or Forest City REIT, subject to such terms as the Committee shall determine, authority to administer all or any portion of the Plan, or the authority to perform certain functions, including administrative functions. In the event of such delegation, all references to the Committee in this Plan (other than such references in the immediately preceding sentence and in the last sentence of this Section 3) shall be deemed references to such senior officers or senior managers as it relates to those aspects of the Plan that have been delegated. Notwithstanding the foregoing, and to the extent required by the Committee charter or the applicable exchange listing standards, the Committee shall retain exclusive authority to establish Award Opportunities and determine payouts for any Board-appointed officers of Forest City REIT who are designated by the Board as “Section 16 officers”.
4.    Eligibility. The Committee, in its sole discretion, shall determine which Employees will be eligible to participate in the Plan for any given Performance Period. In lieu of expressly selecting eligible Employees for Plan participation, the Committee may establish eligibility criteria providing for participation of all Employees who satisfy such criteria. When making eligibility determinations, the Committee shall consider the recommendations of the CEO and the SVP-HR; provided that the CEO shall make all recommendations with respect to the participation of the SVP-HR. An Employee who is a Participant for a given Performance Period is neither guaranteed nor assured of being selected for participation in any subsequent Performance Period.

5.    Award Opportunities.
a.    After the beginning of each Performance Period, the Committee shall establish the Award Opportunity for each Participant, including the applicable Performance Objectives and Payout Formula. Each Performance Objective will be weighted by the Committee to reflect its relative importance to the Forest City Group in the applicable Performance Period. The Payout Formulas, Performance Objectives and weighting of the Performance Objectives need not be uniform with respect to any or all Participants. The Committee shall consider the recommendations of the CEO and the SVP-HR in determining the applicable Payout Formulas, Performance Objectives and weighting of the Performance Objectives; provided that the CEO shall make all recommendations with respect to the SVP-HR. The Committee may also establish Award Opportunities for newly hired or newly promoted Employees without compliance with the limitations provided herein, which Award Opportunities may be based on performance during less than the full Performance Period and may be pro-rated at the discretion of the Committee.
b.    Participants must achieve the Performance Objectives established by the Committee in order to receive payment of an Award Opportunity under the Plan. However, the Committee may determine that only a threshold level relating to a Performance Objective must be achieved for Award Opportunities to be paid under the Plan. Similarly, the Committee may establish a minimum threshold performance level, a maximum performance level, and one or more intermediate performance levels or ranges, with target award levels or ranges that will correspond to the respective performance levels or ranges included in the Payout Formula.
c.    The Committee may in its sole discretion modify the Payout Formulas, Performance Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable (i) to reflect a change in the business, operations, corporate structure or capital structure of the Forest City Group (or one or more of its members), the manner in which it conducts its business, or other events or circumstances or (ii) in the event that a Participant’s responsibilities materially change during a Performance Period or the Participant is transferred to a position that is not designated as eligible to participate in the Plan.
6.    Determination of Award Opportunities.
a.    Following the end of each Performance Period, the Committee shall determine whether and to what extent the Performance Objectives with respect to each Participant for the applicable Performance Period have been achieved and, if such Performance Objectives have been achieved, to approve actual payment of each Award Opportunity under the Plan pursuant to the applicable Payout Formulas. The Committee shall consider the recommendations of the CEO and the SVP-HR when determining whether the Performance Objectives have been achieved with respect to Participants; provided that the CEO shall make all recommendations with respect to the SVP-HR. The Committee may, in its sole discretion, increase, decrease or eliminate the amount of any Award Opportunity otherwise payable to any Participant to reflect such Participant’s individual performance or such other factors as the Committee deems relevant, in recognition of changed or special circumstances, or for any other reason. Except as otherwise provided in Section 6(b) or as otherwise determined by the Committee, in the event a Participant’s employment with the Forest

City Group terminates for any reason prior to the last day of the Performance Period, the Participant shall not be entitled to payment of an Award Opportunity with respect to that Performance Period.
b.    Unless otherwise determined by the Committee, a Participant who terminates employment with the Forest City Group during a Performance Period and at least one year after the beginning of such Performance Period due to Retirement, Disability or death shall be eligible to receive payment of an Award Opportunity in accordance with this Section 6(b), subject to adjustments under Section 6(a), and pro-rated for the portion of the Performance Period prior to termination of employment.
i.    Any pro-rated Award Opportunity pursuant to this Section 6(b) on account of a Participant’s termination of employment due to Disability or death shall be determined based upon the target Award Opportunity level and shall be paid within sixty (60) days following termination of employment. An Award Opportunity payable in the event of death shall be paid to the Participant’s estate.
ii.    Any pro-rated Award Opportunity pursuant to this Section 6(b) on account of a Participant’s termination of employment due to Retirement shall be determined based upon actual performance through the end of the applicable Performance Period (subject to adjustments under Section 6(a)) and shall be paid at the same time that Award Opportunities are paid to other Participants for such Performance Period in accordance with Section 7 hereof.
7.    Payment of Award Opportunities. Except as otherwise provided in Section 6(b)(i) or this Section 7, if earned as set forth in Section 6, an Award Opportunity of a Participant for a particular Performance Period shall be paid in cash after the end of the Performance Period, but, in no event more than two and one half months after the later of (a) the end of the Performance Period or (b) the end of the calendar year in which such Performance Period ends.
8.    Tax Withholding. The Company and its Affiliates shall have the right to deduct from all payments made to any person under the Plan any federal, state, local, foreign or other taxes which, in the opinion of the Company and its Affiliates are required to be withheld with respect to such payments.
9.    No Employment Contract. Nothing contained in this Plan shall confer upon a Participant any right with respect to continuance of employment by the Company and its Affiliates, nor limit or affect in any manner the right of the Company and its Affiliates to terminate the employment or adjust the compensation of a Participant. For purposes of the Plan, the transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a termination of the Participant’s employment.
10.    Transferability. No right or benefit under this Plan will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge such right or benefit will be void. No such right or benefit will in any manner be liable for or subject to the debts, liabilities, or torts of a Participant.

11.    Clawback Policy. Notwithstanding any other provision of the Plan to the contrary, any Award Opportunity granted hereunder shall be subject to forfeiture or repayment pursuant to the terms of any applicable compensation recovery (or “clawback”) policy maintained by Forest City REIT from time to time, as any such policy may be amended, including, but not limited to, any amendment adopted to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules or regulations issued by the Securities Exchange Commission or applicable securities exchange.
12.    Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.
13.    Governing Law. The Plan and all Award Opportunities shall be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions.
14.    Amendment or Termination. The Committee reserves the right, at any time, to amend, suspend or terminate the Plan, in whole or in part, in any manner, and for any reason, and without the consent of any Participant, Employee or other person. A proper amendment of this Plan automatically shall effect a corresponding amendment to all Participants’ rights hereunder without further action or notice. A proper termination of this Plan automatically shall effect a termination of all Participants’ rights hereunder without further action or notice.
15.    Participation by Employees of Affiliates. Any Affiliate may, by action of its board of directors or equivalent governing body and with the consent of the Committee, adopt the Plan; provided that the Committee may waive the requirement that such board of directors or equivalent governing body effect such adoption. By its adoption of or participation in the Plan, the adopting Affiliate shall be deemed to appoint the Company its exclusive agent to exercise on its behalf all of the power and authority conferred by the Plan upon the Company and accept the delegation to the Committee of all the power and authority conferred upon it by the Plan. The authority of the Company to act as such agent shall continue until the Plan is terminated as to the participating Affiliate. An Award Opportunity of a Participant employed by a participating Affiliate shall be paid in accordance with the Plan solely by that Affiliate, unless the Committee otherwise determines that the Company shall be responsible for payment. Each Award Opportunity that may become payable under the Plan shall be paid solely from the general assets of the Company or the Affiliate responsible for payment thereof. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Award Opportunity other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.
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EXECUTED as of December 31, 2015.
FOREST CITY EMPLOYER, LLC

By:
David J. LaRue
President and Chief Executive Officer